U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

GASE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-0525801
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

173 Keith St., Suite 300

Warrenton, VA 20186

(Address of principal executive offices)

Issuer’s telephone number, including area code: (540) 347-2212

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock; with par value $0.0001 per share.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

We are filing this Amendment No. 1 to the initial Registration Statement on Form 10 of GASE Energy, Inc. that we filed with the Securities and Exchange Commission (the “SEC”) on September 8, 2014 (the “Initial Form 10”) to revise certain disclosures pursuant to a comment letter we received from the SEC regarding the Initial Form 10.

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GASE ENERGY, INC.

(F/K/A GREAT EAST ENERGY, INC.)

Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of (i) Amendment No. 1 to the Annual Report on Form 10-K of GASE Energy, Inc. (formerly, Great East Energy, Inc.), a Delaware corporation (the “Company”), for the fiscal year ended December 31, 2013 filed herewith as Exhibit 99.1 (the “2013 10-K/A”) and (ii) Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended September 30, 2014 filed herewith as Exhibit 99.2 (the “2014 10-Q3”). None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item 1. Business.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Item 1. Business.” Such section is in its entirety incorporated herein by reference.

Item 1A. Risk Factors.

The business to be carried on by the Company is subject to a number of risk factors. An investment in the securities of the Company is suitable only to those investors who are willing to risk the loss of their entire investment. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of the management of the Company. An investment in the securities of the Company is speculative and involves a high degree of risk due to the nature of the Company's involvement in the business of exploration for natural gas.

Exploration, Development and Production Risks

Natural gas operations involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. The long-term commercial success of the Company depends on its ability to find, acquire, develop and commercially produce natural gas reserves. Without the continual addition of new reserves, any existing reserves the Company may have at a particular time, and the production therefrom will decline over time as such existing reserves are exploited. A future increase in the Company's reserves will depend not only on its ability to explore and develop any properties it may have from time to time, but also on the ability to select and acquire suitable producing properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, management of the Company may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic. There is no assurance that further commercial qualities of natural gas will be discovered or acquired by the Company.

Future natural gas exploration may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient substances to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions.

While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

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Natural gas exploration, development and production operations are subject to all the risks typically associated with such operations, including hazards such as fire, explosion, blowouts, cratering, sour gas releases and spills, each of which could result in substantial damage to natural gas wells, production facilities, other property and the environment or personal injury. In particular, the Company may explore for and produce sour natural gas in certain areas. An unintentional leak of sour natural gas could result in personal injury, loss of life or damage to property and may necessitate an evacuation of populated areas, all of which could result in liability to the Company. In accordance with industry practice, the Company will not be fully insured against all of these risks, nor are all such risks insurable. Although the Company will maintain liability insurance in an amount that it considers consistent with industry practice, the nature of these risks is such that liability could exceed policy limits, in which event the Company could incur significant costs. Natural gas production operations are also subject to all the risks typically associated with such operations, including encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into producing formations. Losses resulting from the occurrence of any of these risks may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

The regulation of hydrocarbons in Ukraine is administered by a number of governmental bodies including the Ministry of Fuel and Energy of Ukraine, which is responsible for matters including energy strategy and regulation, and the Ministry of Environmental Protection and the State Geology Service, which are responsible for the award of exploration and development special permits and production special permits.

Exploration, appraisal and development of natural gas reserves are speculative and involve a significant degree of risk. There is no guarantee that exploration or appraisal of the potential reserves in Ukraine will lead to a discovery of commercial reserves or, if such reserves are discovered, that the Company will be able to realize such reserves as intended. There is no guarantee that the Company will be able to reach an agreement with the government authorities or the national oil company concerning a development plan, which is a prerequisite for the commencement of production.

Risks of Foreign Operations

All of the Company's near term natural gas prospects are located in Ukraine. As such, the Company will be subject to political, economic and other uncertainties, including, without limitation, expropriation of property without fair compensation, changes in energy policies or the personnel administering them, nationalization, currency fluctuations and devaluations, exchange controls and royalty and tax increases and other risks arising out of foreign governmental sovereignty over the areas in which the Company's operations will be conducted, as well as risks of loss due to civil strife, acts of war and insurrections.

The Company's operations may also be adversely affected by the laws and policies of Ukraine affecting foreign trade, taxation and investment. In the event of a dispute arising in connection with the Company's operations in Ukraine, the Company may be subject to the exclusive jurisdiction of Ukrainian courts and may not be successful in subjecting foreign persons to the jurisdiction of the courts of the U.S. or enforcing U.S. judgments in other jurisdictions. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Accordingly, the Company's exploration, development and production activities in Ukraine could be substantially affected by factors beyond the Company's control, any of which could have a material adverse effect on the Company.

Political Risks

After continuous political and social turbulence that resulted in dismissal of the acting President of Ukraine, on February 27, 2014, the Ukrainian parliament appointed an interim government with a mandate to execute the Ukraine-EU Association and Free trade agreements, negotiated USD 16 billion IMF program in order to support the implementation of liberal economic, judicial and social reforms. The Parliament also scheduled the presidential elections which took place on May 25, 2014. The US and European Union also agreed to provide additional USD 20 billion of financial and technical support for Ukraine in the light of its recent economic and military tensions with Russian Federation.

Political unrest in Ukraine of the past months and recent increase in political, economic and military pressures from Russian Federation, have fueled the activity of various secessionist groups in the eastern part of the country. This may have an adverse effect on the national security and economy, and increases risks of doing business in Ukraine or investing in the companies doing business in Ukraine. The situation is exacerbated by the tensions with the Russian Federation which annexed the Crimean peninsula in March 2014 and built up a significant military presence at its border with Ukraine. Russia actively provides financial, military and human resources to illegal armed groups, which are active in some north-eastern parts of Donbass. In order to counteract to such activities and potential consequences, starting from April, the government, enforcement agencies and armed forces of Ukraine are implementing the anti-terrorists operation (ATO).

Petr Poroshenko, the President of Ukraine elected in May 2014, presented his program of peaceful regulation of the situation in the East of Ukraine. Based on this peaceful plan, the signing of the protocol which contains the steps and measures aimed at de-escalation of the situation in Donetsk and Lugansk regions took place in Minsk at the beginning of September.

This protocol was signed by Ukraine, OSCE and Russia and contains 12 steps which regulate the process of implementation of peace on the given territory. In connection with signing the cessation of arms and cease-fire was announced. Together with that, this condition is not followed by the terrorists and the locations of Ukrainian army undergo the firing.

At the end of August, the President of Ukraine announced about the dismissal of the Parliament and the pre-term elections to the Parliament on October 26, 2014.

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During September-October the Parliament adopted several important laws including the laws aimed at the reforms in Ukraine and improvement of the investment climate in Ukraine: «About the public prosecutor’s office», «About the National anti-corruption bureau of Ukraine», the Law «About the prevention of corruption». Besides, the International Monetary Fund approved the decision regarding the provision of credit for Ukraine in the amount of $17 billion in May , 204; $3,2 billion and $1,4 billion were provided within the scope of this credit line in May and September 2014, respectively. In February 2015 the International Monetary Fund approved a new $17.5 billion bailout of crisis-hit Ukraine. The IMF executive board will meet at the end of February or in early March to give the go-ahead on the proposed four-year loan program to Ukraine. The IMF has indicated its $17.5 billion aid would be part of the approximately $40 billion in assistance from the international community.

The territory where the licensed area of the Company is located and the operation activity is implemented, is located on the territory controlled by Ukrainian military forces. The bank system (commercial banks and the National Bank of Ukraine) and the system of the state regulation (state and tax administrations) fully function, which enables the Company to receive the cash assets in time and make all necessary payments.

Such events and circumstances have an adverse effect on investment climate in Ukraine and in case of further escalation it might have the further negative impact on the business environment.

Contractual Relationships

In addition, the Company and its subsidiaries will be formed pursuant to, and their operations will be governed by, a number of complex legal and contractual relationships. The effectiveness of and enforcement of such contracts and relationships with parties in these jurisdictions cannot be assured. Consequently, the Company's Ukrainian exploration, development and production activities could be substantially affected by factors beyond the Company's control, any of which could have a material adverse effect on the Company.

Industry Conditions

The international natural gas industry is intensely competitive and the Company will compete with other companies which possess greater technical and financial resources. Many of these competitors not only explore for and produce natural gas but also carry on refining operations and market gas and other products on an international basis. Natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and invasion of water into producing formations.

The marketability and price of natural gas which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company. The ability of the Company to market any natural gas discovered may depend upon its ability to acquire space on pipelines which deliver natural gas to commercial markets. The Company will also be subject to market fluctuations in the prices of natural gas, uncertainties related to the delivery and proximity of its reserves to pipelines and processing facilities and extensive government regulation relating to prices, taxes, royalties, land tenure and allowable production, the export of natural gas and many other aspects of the natural gas business. The Company will also be subject to a variety of waste disposal, pollution control and similar environmental laws.

The natural gas industry is subject to varying environmental regulations in each of the jurisdictions in which the Company may operate in the future. Environmental regulations place restrictions and prohibitions on emissions of various substances produced concurrently with natural gas and can impact the selection of drilling sites and facility locations, potentially resulting in increased capital expenditures. The Company may be responsible for abandonment and site restoration costs.

Uncertainty Regarding Interpretation and Application of Ukrainian Laws and Regulations

Since independence, the Ukrainian legal system has been developing to support a market-based economy. The legal system is, however, in transition and is therefore subject to greater risks and uncertainties than more mature legal systems. In particular, risks include, but are not limited to, provisions in the laws and regulations that are ambiguously worded or lack specificity and thereby raise difficulties when implemented or interpreted; inconsistencies between and among Ukraine's Constitution, laws, presidential decrees and Ukrainian governmental, ministerial and local orders, decisions, resolutions and other acts of subordinate legislation. Also, there is a lack of judicial and administrative guidance on the interpretation of Ukrainian legislation, including the complicated mechanism of exercising constitutional jurisdiction by the Constitutional Court of Ukraine. This is further complicated by the relative inexperience of judges and courts in interpreting Ukrainian legislation in the same or similar cases, corruption within the judiciary and a high degree of discretion on the part of governmental authorities, which could result in arbitrary actions.

Furthermore, several fundamental Ukrainian laws either have only relatively recently become effective or are still pending hearing or adoption by the Ukrainian Parliament. For example, in 2004 and 2005, Ukraine adopted a new civil code, a new commercial code, new civil and administrative procedural codes, a new law on state registration of proprietary rights to immovable property, a new law on international private law, new secured finance laws and a new law on personal income tax. The relatively recent origin of much of Ukrainian legislation, the lack of consensus about the scope, content and pace of economic and political reform, and the rapid evolution of the Ukrainian legal system in ways that may not always coincide with market developments, place the enforceability and underlying constitutionality of laws in doubt and may result in ambiguities, inconsistencies and anomalies. In addition, Ukrainian legislation in many cases contemplates implementing regulations, which have not yet been implemented.

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Additional Financing

There is a high degree of uncertainty as to the success of the Company's ongoing activities. There can be no assurance that the Company will sustain profitability or positive cash flow from its operating activities. The Company's future capital commitments on its existing assets will likely exceed its cash resources, which would require the Company to raise additional financing. The ability of the Company to arrange such financing in the future will depend in part upon the prevailing capital market conditions as well as the business performance of the Company. There is a risk that the interest rates will increase given the current historical low level of interest rates. An increase in interest rates could result in a significant increase in the amount that the Company pays to service debt and affect the Company's ability to fund ongoing operations.

This in turn could limit growth prospects in the short run or may even require the Company to dedicate cash flow, dispose of properties or raise new equity or debt to continue operations under circumstances of declining energy prices, disappointing drilling results or economic or political dislocation in foreign countries. There can be no assurance that the Company will be successful in its efforts to arrange additional financing on terms satisfactory to the Company. This may be further complicated by the limited market liquidity for shares of smaller companies, restricting access to some institutional investors. If additional financing is raised by the issuance of shares from the treasury of the Company, control of the Company may change and Company shareholders may suffer additional dilution.

From time to time, the Company may enter into transactions to acquire assets or the shares of other companies. These transactions may be financed partially or wholly with debt, which may temporarily increase the Company's debt levels above industry standards.

Licenses and Permits

The operations of the Company may require licenses and permits from various governmental authorities. There can be no assurance that the Company will be able to obtain the necessary licenses and permits that may be required to carry out exploration, development and operations in its projects. Natural resources operations (including lease acquisitions) are subject to extensive government regulation. Operations may be affected from time to time in varying degrees by political and ecological developments, such as restrictions on production, price controls, tax increases and pollution controls.

Stage of Development

An investment in the Company is subject to certain risks related to the nature of the business the Company will conduct and its early stage of development. There are numerous factors which may affect the success of the Company's business which are beyond the Company's control including local, national and international economic and political conditions. The Company's business will involve a high degree of risk which a combination of experience, knowledge and careful evaluation may not overcome. The Company's operations in international jurisdictions will expose the Company to risks which may not exist for domestic operations such as political and currency risks. The Company has had a limited history of operations and earnings and there can be no assurance that the Company's business will be successful or profitable. The Company is unlikely to pay dividends in the immediate or foreseeable future.

Reserve and Resource Estimates

The reserve and resource estimates in respect of the assets which will make up the Company's assets and the areas in which such assets are located are estimates and no assurance can be given that the indicated levels of recovery will be realized. Ultimate recoverable reserves and resources may be significantly less than the estimates. Estimates of reserves and resources depend in large part upon the reliability of available geological and engineering data and the amount of such data available. Properties in the early stage of exploration and appraisal typically have a limited amount of geological and engineering data. Geological and engineering data are used to determine the probability that a reservoir of natural gas exists at a particular location, and whether, and to what extent, such hydrocarbons are recoverable from the reservoir.

Reserve and resource estimates may also require revision based on actual production experience that may result from successful development of existing properties, further drilling and several other factors. Such figures have been determined based upon the terms of the various concession agreements and estimates of yield and recovery factors. All such estimates are to some degree uncertain, and classifications of reserve and resource estimates are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the economically recoverable reserves or resources, prepared by different engineers or by the same engineers at different times, may vary.

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Debt Levels and Additional Capital Requirements

From time to time, the Company may enter into transactions to acquire assets or the shares of other companies. These transactions may be financed partially or wholly with debt, which may increase the Company's debt levels above industry standards and therefore preclude or reduce the Company's ability to obtain new debt for other activities. Depending on future exploration and development plans, the Company may require additional debt financing that may not be available or, if available, may not be available on terms acceptable to the Company. Neither the Company's articles nor by-laws limit the amount of indebtedness that the Company may incur. The level of the Company's indebtedness from time to time could impair the ability of the Company to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise.

Reliance on Industry Partners

The Company will rely on industry partners including suppliers, contractors and joint venture parties in executing its business strategy and operations. As a result, the Company may be exposed to third party credit risk through its contractual arrangements with its current or future suppliers, contractors and joint venture parties. In the event that such entities fail to meet their contractual obligations to the Company, such failures could have a material adverse effect on the Company and its ability to implement its business strategy and operations. In addition, the Company may be unable to exert influence over the strategic decisions made in respect of properties that are subject to such contractual arrangements.

Reliance on Operators

To the extent that the Company will not be the operator of some of its gas properties, the Company will be dependent on such operators for the timing of activities related to such properties and will largely be unable to direct or control the activities of operators.

Fluctuations in Foreign Currency Exchange Rates

All of the Company's current prospects are located in Ukraine with all production located in Ukraine. Fluctuations in the U.S. dollar, the Ukraine hryvnia and/or other currency exchange rates may cause a negative impact on revenue and costs and could have a material adverse effect on the Company's operations. World oil and natural gas prices are quoted in U.S. dollars and the price received by the Company may be affected in a positive or negative manner by fluctuations in the exchange rate of the U.S. dollar against other currencies in which business of the Company is transacted. In recent years, the U.S. dollar has fluctuated in value against a number of the world's currencies, including the Ukrainian hryvnia. Variations in exchange rates have the effect of impacting the stated value of oil and natural gas reserves and/or production revenue. Material changes in the value of the U.S. dollar and the Ukraine hryvnia can have a significant impact on the Company and accordingly any changes in future U.S. currency exchange rates could impact the future value of the Company's reserves and production revenues as determined by independent evaluators.

Foreign Exchange Hedging Risks

The nature of the Company's activities will result in exposure to fluctuations in foreign currency exchange rates. While the Company does not maintain a defined foreign exchange hedging program, and as of the date hereof, the Company is not a party to any foreign exchange hedging agreements and has not been a party to any such agreements in the past three years, it may determine it appropriate from time to time to enter into derivative financial instruments to reduce its exposure. The terms of these derivative instruments may limit the benefit of changes in currency value which are otherwise favorable to the Company and may result in financial or opportunity loss due to counterparty risks associated with these contracts. Utilization of derivate financial instruments may introduce increased volatility into the Company's reported net earnings (losses) and does not eliminate the risk that the Company may sustain losses as a result of foreign currency fluctuations.

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Failure to Realize Anticipated Benefits of Acquisitions and Dispositions

The Company will make acquisitions and dispositions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends in part on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner as well as the Company's ability to realize anticipated growth opportunities and synergies from combining the acquired businesses and operations with those of the Company. The integration of acquired businesses may require substantial management effort, time and resources and may divert management's focus from other strategic opportunities and operational matters. Management will continually assess the value and contribution of services provided and assets required to provide such services. In this regard, non-core assets will be periodically disposed of, so that the Company can focus its efforts and resources more efficiently. Depending on the state of the market for such non-core assets, certain non-core assets of the Company, if disposed of, could be expected to realize less than their carrying value on the financial statements of the Company.

Availability of Drilling Equipment and Access

Natural gas exploration and development activities are dependent on the availability of drilling and related equipment (typically leased from third parties) in the particular areas where such activities will be conducted. Demand for such limited equipment or access restrictions may affect the availability of such equipment to the Company and may delay exploration and development activities.

Project Completion

The Company's operations will be subject to approvals of governmental authorities and, as a result, the Company will have limited control over the nature and timing of the grant of such approvals for the exploration, development and operation of natural gas concessions. The Company's interests in natural gas concessions and other contracts with governments and government bodies to explore and develop the properties will be subject to specific requirements and obligations. If the Company fails to satisfy such requirements and obligations and there is a material breach of such contracts, such contracts could, under certain circumstances, be terminated. The termination of any of the Company's contracts granting rights in respect of the properties would have a material adverse effect on the Company, including the Company's financial condition.

Delays in Business Operations

In addition to the usual delays in payments by purchasers of natural gas to the Company or to the operator, and the delays by operators in remitting payment to the Company, payments between these parties may be delayed due to restrictions imposed by lenders, accounting delays, delays in the sale or delivery of products, delays in the connections of wells to a gathering system, adjustment for prior periods, or recovery by the operator of expenses incurred in the operation of the properties. Any of these delays could reduce the amount of cash flow available for the business of the Company in a given period and expose the Company to additional third party credit risks.

Title to Properties and Assets

Although title reviews will be done according to industry standards prior to the purchase of most natural gas producing properties or the commencement of drilling wells, such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat the claim of the Company which could result in a reduction of the revenue received by the Company.

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Key Personnel

The competition for qualified personnel in the natural gas industry is intense and there can be no assurance that the Company will be able to continue to attract and retain all personnel necessary for the development and operation of its business. Investors must rely on the ability, expertise, judgment, discretion, integrity and good faith of management of the Company.

Price Volatility of Publicly Traded Securities

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered to be exploration and early development stage companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. The results of the Company's planned exploration activities cannot be predicted. The results of these tests will inevitably affect the Company's decisions related to further exploration and/or production on any properties that the Company may explore in the future and could trigger major changes in the trading price of the shares of the Company. There can be no assurance that continual fluctuations in price will not occur. It is likely that the market price for the shares of the Company will be subject to market trends generally, notwithstanding the financial and operational performance of the Company.

Crime and Governmental or Business Corruption

The Company conducts business in countries or regions where there is a significant risk of governmental and business corruption and other criminal activity. Findings against the Company, its directors, officers or employees, or their involvement in corruption or other illegal activity could result in criminal or civil penalties, including substantial monetary fines, against the Company, its directors, officers or employees.

Any government investigations or other allegations against the Company, its directors, officers or employees, or finding of involvement in corruption or other illegal activity by such persons, could significantly damage the Company's reputation and its ability to do business, including affecting its rights under the various oil and natural gas concessions or through the loss of key personnel, and could materially adversely affect its financial condition and results of operations. Furthermore, alleged or actual involvement in corrupt practices or other illegal activities by the operators of certain of the Company's oil and natural gas concessions, joint venture partners of the Company or others with whom the Company conducts business, could also significantly damage the Company's reputation and business and materially adversely affect the Company's financial condition and results of operations.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

Conflicts of Interest

Certain directors of the Company may also be directors of other oil and natural gas companies and, as such, may in certain circumstances have a conflict of interest requiring them to abstain from certain decisions.

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Environmental Regulation and Risks

Extensive national, state and local environmental laws and regulations in foreign jurisdictions are anticipated to affect nearly all of the operations of the Company. These laws and regulations set various standards regulating certain aspects of health and environmental quality provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and locations where operations are or were conducted. In addition, special provisions may be appropriate or required in environmentally sensitive areas of operation. There can be no assurance that the Company will not incur substantial financial obligations in connection with environmental compliance.

Significant liability could be imposed on the Company for damages, clean-up costs or penalties in the event of certain discharges into the environment, environmental damage caused by previous owners purchased by the Company or non-compliance with environmental laws or regulations. Such liability could have a material adverse effect on the Company. Moreover, the Company cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or enforced. Compliance with more stringent laws or regulations, or more vigorous environment policies of any regulatory authority, could in the future require material expenditures by the Company for the installation and operation of systems and equipment for remedial measures, any or all of which may have a material adverse effect on the Company.

The Company conducts operations in Ukraine. Gas exploration and production companies in Ukraine are subject to a number of environmental and sanitary compliance requirements which are provided under a number of Ukrainian statutes. Primarily, these requirements relate to air pollution, water use and waste and sewage disposal. The Company is not aware of any breaches of environmental laws or regulations to which the Company is subject.

Risks Related to Legal Proceedings

The entities that will comprise the Company may be involved in various legal disputes and there is no guarantee that these disputes will be resolved in favor of the Company. As such, certain fines, penalties or damages may have to be paid by the Company, which may have a significant impact on profitability.

Volatility of Gas Prices and Markets

The Company's financial performance and condition will be substantially dependent on the prevailing prices of natural gas which are unstable and subject to fluctuation. Fluctuations in natural gas prices could have an adverse effect on the Company's operations and financial condition. Natural gas prices are influenced by factors within North America, including North American supply and demand, economic performance, weather conditions and availability and pricing of alternative fuel sources.

In Ukraine, prices for domestic industrial gas customers are set by the Cabinet of Ministers of Ukraine on an "import parity" basis. As Ukraine relies to a significant extent on supplies of energy resources from Russia, the domestic industrial gas price in Ukraine exhibits a strong correlation with the Russian gas import price. This import price, and consequently the prices which may be charged by producers in Ukraine to their industrial customers, is determined based on annual negotiations between the governments of Ukraine and Russia.

Any substantial declines in the prices of natural gas could also result in delay or cancellation of existing or future exploration programs. All of these factors could result in a material decrease in the Company's net production revenue, cash flows and profitability causing a reduction in its natural gas interest, acquisition and development activities.

From time to time the Company may enter into agreements to receive fixed prices on its natural gas production to offset the risk of revenue loss if commodity prices decline; however, if commodity prices increase beyond the levels in such agreements, the Company will not benefit from such increases.

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Global Economic Crisis

On a worldwide scale, capital markets have experienced substantial volatility since early 2008. Volatility within global capital markets and continued weakening or delays in the recovery of capital markets may have an adverse effect on the ability of the Company to raise additional capital on a timely basis and on terms that it finds acceptable. In the event that global economic instability persists for an extended period of time, the operations of the Company and the quality of the Company shareholders’ investment may be adversely affected and such factors may have a negative impact on the value, the holding period and the resale of the securities of the Company.

Competition

Competition could adversely affect the Company's performance. The natural gas industry is characterized by intense competition and the Company competes directly with other companies that have greater technical and financial resources. Among the foreign companies active in Ukraine are Shell, Chevron, Exxon Mobil, ENI, JKX Oil & Gas plc, Regal Petroleum plc, Shelton Petroleum and Cadogan Petroleum plc. A number of private Ukrainian gas companies are also active in the country. Many of these competitors not only explore for and produce natural gas, but also carry on refining operations and market natural gas and other products on an international basis.

Limited Operating History and Financial Resources

The Company has a limited operating history and limited operating revenues. Its existing cash resources are not sufficient to cover its projected funding requirements for the ensuing year. The Company has limited financial resources and there is no assurance that sufficient additional funding will be available to enable it to fulfill its obligations or for further exploration and development on acceptable terms or at all. Failure to obtain additional funding on a timely basis could result in delay or indefinite postponement of further exploration and development and could cause the Company to reduce or terminate its operations.

If we cease to continue as a going concern, due to lack of funding or otherwise, you may lose your entire investment in the Company.

Our current plans indicate that we will need substantial additional capital to implement our plan of operations before we have any anticipated revenues. When we require additional funds, general market conditions or the then-current market price of our common stock may not support capital raising transactions such as additional public or private offerings of our common stock. If we require additional funds and we are unable to obtain them on a timely basis or on terms favorable to us, we may be required to scale back our development of new products, sell or license some or all of our technology or assets, or curtail or cease operations.

Dilution

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our common stockholders. We are currently authorized to issue one hundred million shares of common stock and ten million shares of preferred stock with such designations, preferences and rights as determined by our board of directors. Issuance of additional shares of common stock may substantially dilute the ownership interests of our existing stockholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public or private placements of our securities for capital raising purposes, or for other business purposes. Any such issuance would further dilute the interests of our existing stockholders.

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Dividends

The Company has no earnings or dividend record and does not anticipate paying any dividends on its common shares in the foreseeable future.

“Penny stock” regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of the Company’s common stock may be below $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell such shares and may affect the ability of investors to sell their shares. In addition, since the Company’s common stock is currently quoted on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the stock and may find few buyers to purchase the stock or a lack of market makers to support the stock price.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent the Company from producing reliable financial reports or identifying fraud. In addition, current and potential stockholders could lose confidence in the Company's financial reporting, which could have an adverse effect on the Company's stock price.

Effective internal controls are necessary for the Company to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude the Company from accomplishing these critical functions. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which requires annual management assessments of the effectiveness of the Company's internal controls over financial reporting.

If we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have an adverse effect on our stock price.

Under the JOBS Act we have elected to use an extended period for complying with new or revised accounting standards.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which allows us to delay adoption of new or revised accounting standards that have different effective dates for public and private until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Item 2. Financial Information.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Plan of Operation,” and the section of the 2014 10-Q3 entitled “Item 2. Management’s Discussion and Analysis of Financial Condition and Plan of Operation.” Such sections are in their entirety incorporated herein by reference.

Item 3. Properties.

The information required by this item is contained under the section of the 2013 10-K entitled “Item 2. Properties.” Such section is in its entirety incorporated herein by reference.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information regarding beneficial ownership of our common stock as of the date of this registration statement by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000, and (iv) all such executive officers and directors as a group. Unless otherwise specified, the address of each of the officers and directors set forth below is in care of the Company, 173 Keith St., Suite 300, Warrenton, VA 20186. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them.

Name	Office	Shares Beneficially Owned(1)	Percent of Class(2)

Officers and Directors
Michael Doron	Chairman, Director and Secretary	299,992	*

Larysa Prymenko	Director, CEO, CFO and Treasurer	0	-

All officers and directors as a group (2 persons named above)		27,795,505	53.91%

5% Securities Holders
Bezerius Holdings Limited(3)(4) Boumpoulimas, 11, 3rd Floor Nicosia, Republic of Cyprus 1060		27,495,513	53.7%

___________________

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Based on 51, 562,896 shares of the Company’s common stock outstanding as of date of this registration statement.

(3)	Includes one share of common stock issuable upon conversion of one share of Series A preferred stock.
(4)	Ask Management LTD and Ask Investments LTD collectively hold 100% of the equity interests of Bezerius Holdings Limited as trustees for the benefit of Mr. Timur Khromaev, our former CEO, CFO and director.

Item 5. Directors and Executive Officers.

The following table sets forth certain information as of the date of this registration statement concerning our directors and executive officers. Some of our officers and directors reside outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon them or to enforce judgments obtained in the United States courts against them. On January 29, 2015, Mr. Timur Khromaev resigned as Chief Executive Officer, Chief Financial Officer, Treasurer and a member of the board of directors of the Company. In replacement of the vacancy created as a result of Mr. Khromaev’s resignation, Ms. Larysa Prymenko was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer and a member of the Company’s board of directors.

Name	Age	Position

Larysa Prymenko	45	Director, Chief Executive Officer and Chief Financial Officer

Michael Doron	52	Director, Chairman

Herve Collet	66	Chief Operating Officer

Larysa Prymenko, age 45, has been the Director of Corporation Finance Department of ARTA Securities since 2008, a leading Ukrainian investment company, where she oversaw and managed the firm’s services in areas of investment banking, mergers and acquisitions, corporate finance and fixed income. Between June 2003 and 2008, she was a Chief Analyst at ARTA Investment Partners. From February 2003 through June 2003, Ms. Prymenko was the Chief Analyst at the Corporate Finance Department of Misto Bank in Ukraine. She was also the Chief Analyst of the Corporate Finance Department of TAS Investbank in Ukraine from August 2002 through February 2003. Ms. Prymenko also worked as the Chief Analyst of the Corporate Finance Department of NRB-Ukraine from February 2001 through August 2002. Prior to that, Ms. Prymenko was a senior financial economist at the International Capital Markets and International Debt Department under the Ministry of Finance of Ukraine for over three years. Ms. Prymenko received a Master's Degree in Finance from Kyiv National University of Trade and Economics in 1999 and a Specialist Degree in Physics from National Taras Shevchenko University, Kyiv in 1991.

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Michael Doron , age 52, is an accomplished corporate leader with executive level experience in the financing of small to mid-cap private and public companies. Currently based in Stockholm, Sweden, he has been the Managing Director of Alta Nordic, a boutique consulting company, since October 2013. From 2009 to April 2013, Mr. Doron was the Managing Partner at DDR & Associates, a business development firm specializing in pre-IPO companies. Previously Mr. Doron was Co-Founder and a Partner in Evolution Capital, a private firm working in conjunction with DDR, and specializing in providing capital to publicly held companies using various debt instruments. He serves on the Board of Directors of MusclePharm Corp (NASDAQ: MSLP) and Next Graphite, Inc. (OTCBB: GPNE). We believe that Mr. Doron’s qualifications and his extensive experience with emerging public companies provide a unique perspective for our board.

Herve Collet , age 66, has worked as a consulting petroleum engineer on various projects in the U.S., Ukraine, Canada, Russia and France since 2010. Since 2012, he has been the Consulting Operation Engineer for European Gas Limited whose project is located in France. From 2010 through 2012, Mr. Collet was a Consulting Petroleum Engineer at Kulczyk Oil and Gas located in Canada, U.S. Ukraine and Russia. From 2005 to 2010, he was the Vice President of Operations at PanTerra Resource Corp. in Canada. From 2004 to 2005, Mr. Collet was the General Manager of Canoro Resources Ltd. Delhi India in India. Prior to that, he worked in various capacities including senior drilling engineer, general manager, project manager and deputy director general on oil and gas projects worldwide, including countries of the former Soviet Union, Latin America, North Africa, Canada and Western Europe. Mr. Collet started his career in the industry in 1974. Mr. Collet obtained an AB degree in Geology from the University of Calgary, Calgary, Canada, and an AB degree in Engineering from the Mount Royal College, Calgary, Canada.

Our directors hold their positions on the board until our next annual meeting of the shareholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of the board of directors.

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Our directors and executive officers have not, during the past ten years:

●	had any bankruptcy petition filed by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

●	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

●	been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

●	been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacate

Board Committees

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Audit Committee Financial Expert

The Board of Directors does not currently have Audit Committee financial expert, as defined under Item 407(d)(5)(i) of Regulation S-K.

Code of Ethics

We do not have a code of ethics but intend to adopt one in the near future.

Item 6. Executive Compensation.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Item 11. Executive Compensation.” Such section is in its entirety incorporated herein by reference.

In addition, on January 29, 2015, Mr. Timur Khromaev resigned as Chief Executive Officer, Chief Financial Officer, Treasurer and a member of the board of directors of the Company. In replacement of the vacancy created as a result of Mr. Khromaev’s resignation, Ms. Larysa Prymenko was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer and a member of the Company’s board of directors.

Currently, there is no compensatory arrangement between the Company and Ms. Prymenko.

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Item 7. Certain Relationships and Related Person Transactions.

The information required by this item is contained under the sections of the 2013 10-K/A entitled “Item 13. Certain Relationships and Related Person Transaction, and Director Independence.” Such section is in its entirety incorporated herein by reference.

Item 8. Legal Proceedings.

The information required by this item is contained under the sections of the 2013 10-K/A entitled “Item 3. Legal Proceedings.” Such section is in its entirety incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections of the 2013 10-K/A entitled “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.” Such section is in its entirety incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities

On August 28, 2014, the Company consummated a private placement of an aggregate of 25,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), for gross proceeds of $25,000 pursuant to a subscription agreement with an accredited investor.

On June 19, 2014, the Company consummated a private placement of an aggregate of 60,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), for gross proceeds of $60,000 pursuant to a subscription agreement with an accredited investor.

On June 19, 2014, the Company issued warrants to purchase a total of 11,000 shares of Common Stock. The Company issued the warrants as stock offering costs of 10% of the total dollar value of subscriptions at $1.00 per share under the agreement with the placement agent for the Company’s offering on June 19, 2014.

On February 5, 2014, the Company consummated a private placement of an aggregate of 50,000 shares of its Common Stock for gross proceeds of $50,000 pursuant to a subscription agreement with an accredited investor.

On October 8, 2013, the Company consummated a private placement of an aggregate of 350,000 shares of its Common Stock, for gross proceeds of $350,000 pursuant to a subscription agreement with accredited investors.

On September 16, 2013, the Company effected a 56-for-1 forward stock split of its issued and outstanding shares of common stock. As a result of the forward split, 907,641 shares of common stock issued and outstanding immediately before the forward split increased automatically, and without any further action from the Company’s stockholders, to 50,827,896 shares of common stock. The authorized number and par value of common stock were unchanged.

On August 8, 2013, the Company consummated a private placement of an aggregate of 4,910 pre-split shares of Common Stock, for gross proceeds of $275,000 pursuant to a subscription agreement with accredited investors.

On August 2, 2013, the Company consummated a private placement of an aggregate of 3,517 pre-split shares of, for gross proceeds of $200,000 pursuant to a subscription agreement with an accredited investor.

On July 25, 2013, GEEI entered into a Stock Purchase Option Agreement (the “Option Agreement”) with Bezerius Holdings Limited, a corporation organized under the laws of the Republic of Cyprus (“BHL”), whereby BHL granted to GEEI an option to purchase 1,000 shares of equity capital of Synderal Services LTD, a corporation organized under the laws of the Republic of Cyprus ("SSL"), representing all issued and outstanding shares of SSL, for $1,250,000. SSL is engaged in the gas exploration and production business in Ukraine through its two wholly-owned subsidiaries, Limited Liability Company NPK-KONTAKT and Limited Liability Company LISPROMGAZ, each a legal entity formed under the laws of Ukraine.

Under the Option Agreement, GEEI was required to pay to BHL $412,500 as an advance payment to be credited towards the purchase price of the SSL’s shares. The Company made the advance on July 25, 2013. The balance of the purchase price in the amount of $837,500 was paid by GEEI upon exercise of the option that was completed on November 25, 2013 by paying to BHL $500,000 in cash and issuing a promissory note in the principal amount of $337,500 for the balance of the option exercise price. As a result, SSL became a direct wholly-owned subsidiary of the Company, and Limited Liability Company NPK-KONTAKT and Limited Liability Company LISPROMGAZ became indirect subsidiaries of the Company.

On July 25, 2013, the Company issued 460,714 pre-split shares of Common Stock to BHL in connection with the option grant closing under the Option Agreement.

On July 25, 2013, the Company entered into and consummated transactions pursuant to the Subscription Agreement (the “Subscription Agreement”) with certain accredited investors whereby the Company issued and sold to the investors an aggregate of 10,982 pre-split shares of Common Stock for an aggregate purchase price of $615,000.

On July 25, 2013, the Company consummated transactions pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”) dated July 25, 2013 by and among the Company and the stockholders of Great East Energy, Inc., a Nevada corporation (“GEEI” and the “GEEI Stockholders”) whereby GEEI Stockholders transferred 100% of the outstanding shares of common stock of GEEI held by them, in exchange for an aggregate of 5,893 newly issued pre-split shares of Common Stock.

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Item 11. Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 100,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $.0001 per share. The following description of our Common is intended as a summary only and is qualified in its entirety by reference to our Certificate of Incorporation, as amended, and By-laws.

Each share of common stock shall entitle the holder thereof to one vote. At each meeting of the stockholders, each stockholder entitled to vote thereat may vote in person or by proxy duly appointed by an instrument in writing subscribed by such stockholder. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where the Delaware law prescribes a different percentage of votes and/or a different exercise of voting power and except as may be otherwise prescribed by the provisions of our Certificate of Incorporation and Bylaws. In the election of directors, and for any other action, voting need not be by ballot. The holders of a majority of the outstanding voting shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business.

According to our charter documents, holders of our Common Stock do not have preemptive rights and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our common stockholders. Shares of our Common Stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and distributions to holders of preferred stock with preferential rights to distributions. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Item 12. Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

DGCL Title 8 Chapter 1 Section 145 further provides that a corporation may similarly have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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Our By-laws provide that the corporation shall, to the maximum extent and in the manner permitted by the DGCL as the same now exists or may hereafter be amended, indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the corporation. The corporation shall be required to indemnify a director or officer in connection with an action, suit, or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit, or proceeding (or part thereof) by the director or officer was authorized by the Board of Directors of the corporation. The corporation shall pay the expenses (including attorney's fees) incurred by a director or officer of the corporation entitled to indemnification hereunder in defending any action, suit or proceeding referred to the indemnification section of the by-laws in advance of its final disposition; provided, however, that payment of expenses incurred by a director or officer of the corporation in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director of officer is not entitled to be indemnified under the indemnification section of the by-laws or otherwise.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in our By-laws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Great East Energy, Inc. Table of Contents” (and the financial statements referenced therein), and the section of the 2014 10-Q3 entitled “GASE Energy, Inc. Table of Contents” (and the financial statements referenced therein). Those sections are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

The information required by this item is contained under the sections of the 2013 10-K/A entitled “Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.” Such section is in its entirety incorporated herein by reference.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

The information required by this item is contained under the section of the 2013 10-K/A entitled “Great East Energy, Inc. Table of Contents” (and the financial statements referenced therein), and the section of the 2014 10-Q3 entitled “GASE Energy, Inc. Table of Contents” (and the financial statements referenced therein). Those sections are incorporated herein by reference.

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(b) Exhibits

The exhibits listed on the accompanying Exhibit Index are filed as part of this Registration Statement on Form 10.

Number	Description

2.1	Share Exchange Agreement (1)

3.1	Certificate of Incorporation of the Company (2)

3.2	Certificate of Amendment of Certificate of Incorporation of the Company (3)

3.3	Certificate of Amendment of Certificate of Incorporation of the Company (6)

3.4	By-laws of the Company (2)

4.1	Promissory Note made by GEEI to BHL (4)

4.2	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (4)

4.3	Specimen of Common Stock Certificate (5)

10.1	Form of Option Agreement by and between GEEI and BHL (1)

10.2	Form of Subscription Agreement by and among the Company and investors (1)

10.3	Form of Subscription Agreement by and among the Company and investors (7)

10.4	Affiliate Stock Purchase Agreement by and between GEEI and David Schwartz (1)

10.5	Amendment to Affiliate Stock Purchase Agreement by and between GEEI and David Schwartz (1)

10.6	Agreement by and between LLC “Lispromgaz” and CAL “Lysychansk Brewery”*

10.7	Independent Consultant Agreement by and between GEEI and Michael Doron (1)

10.8	Independent Consultant Agreement by and between GEEI and Escrow, LLC (1)

10.9	Independent Consultant Agreement by and between GEEI and Timur Khromaev (5)

10.10	Independent Consultant Agreement by and between GEEI and Herve Collet (8)

21.1	List of Subsidiaries (5)

23.1	Consent of Anton & Chia, LLP*

99.1	Form 10-K of the Company for the fiscal year ended December 31, 2013

99.2	Form 10-Q of the Company for the fiscal quarter ended September 30, 2014

* Filed herewith

Footnotes:

(1)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 31, 2013.
(2)	Incorporated by reference to our Registration Statement on Form S-1 filed with the SEC on February 3, 2012.
(3)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on September 19, 2013.
(4)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on November 26, 2013.
(5)	Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on April 15, 2014.
(6)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on June 26, 2014.
(7)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 7, 2014.
(8)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 28, 2014.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GASE Energy, Inc.

Dated: February 26, 2015	By:	/s/ Larysa Prymenko
Larysa Prymenko
Chief Executive Officer and Chief Financial Officer

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